EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-82102, 333-131750, 333-64610, 333-51706 and 333-205331 on Form S-8 and 333-162502 and 333-200642 on Form S-3 of our reports dated August 14, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coach, Inc. for the year ended June 27, 2015.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 14, 2015